Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-256403 and 333-264156) pertaining to the Global-E Online Ltd. 2013 Share Option Plan and Global-E Online Ltd. 2021 Share Incentive Plan of our reports dated March 28, 2024, with respect to the consolidated financial statements of Global-E Online Ltd., and the effectiveness of internal control over financial reporting of Global-E Online Ltd., included in this Annual Report (Form 20-F) for the year ended December 31, 2023.

/s/ Kost Forer Gabbay & Kasierer
Kost Forer Gabbay & Kasierer
A Member of EY Global

Tel-Aviv, Israel
March 28, 2024